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                                 [LETTERHEAD]


                            PRICE ENTERPRISES, INC.
              ANNOUNCES DISTRIBUTION OF PRICESMART STOCK DIVIDEND


SAN DIEGO, CA. August 29/PRNewswire/ -- Price Enterprises, Inc. (Nasdaq: PREN) today announced the distribution of a special dividend of PriceSmart, Inc. ("Pricesmart") stock. Each stockholder of record of Price Enterprises, Inc. ("PEI") on August 15, 1997 is receiving one share of PriceSmart common stock for every four shares of PEI common stock owned by such stockholder on the record date.

As previously announced on July 2, this special dividend completes the separation of PEI's real estate and merchandising businesses into two separate publicly-held companies. PEI, which retains the real estate business, will operate as a real estate investment trust ("REIT") following the distribution.

PriceSmart consists of certain merchandising businesses, real estate properties currently held for sal by PEI, notes receivable, cash, and generally all assets and liabilities of PEI not associated with the real estate assets and liabilities of PEI not associated with the real estate assets retained by PEI. PriceSmart's merchandising businesses include an international retail/wholesale merchandise business operating in Asia and Latin America and domestic businesses consisting of auto referral and travel programs.

On September 2, 1997, PriceSmart common stock will begin trading on The Nasdaq Stock Market's National Market System under the symbol "PSMT," where Price Enterprises (PREN) is currently traded. The special dividend is a taxable distribution to PEI stockholders.

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/CONTACT: Price Enterprises, Inc.: Jack McGrory, President, (619) 581-4973 or
Joseph Satz, General Counsel, (619) 581-4506; PriceSmart, Inc.: Robert Price, President, (619) 581-4673 or Robert Gans, General Counsel, (619) 581-7728\